EXHIBIT 21

                            ILLUMINET HOLDINGS, INC.

                              LIST OF SUBSIDIARIES
                             AS OF DECEMBER 31, 1997


Illuminet, Inc.
U.S. Intelco Wireless Communications, Inc., a Washington corporation U.S.I. Gateway, Inc., a Delaware corporation